LIEBERMAN, SHARMA & ASSOCIATES P.A.
CERTIFIED PUBLIC ACCOUNTING FIRM

800 E. Cypress Creek Rd. Suite 200 Ft. Lauderdale, FL 33334Office (954) 491-0411Fax (954) 491-0211

Auditing   ~    Accounting    ~    Taxes    ~    Condominium Accounting    ~    Financial Management    ~     Consulting

March 31, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01, Change in Registrant’s Certifying Accountant, of Regenocell Therapeutics, Inc. dated March 20, 2010 and have the following comments:

1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in item 4.01(b).

Respectfully

Lieberman Sharma & Associates, P.A.
Lieberman Sharma & Associates, P.A.
License # AD64586

CC: Walter and Brenda Snipes

American Institute of Certified Public Accountants ▪ Florida Institute of Certified Public Accountants
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